SCHEDULE 14A INFORMATION


      Proxy Statement Pursuant to Section 14(a)
       of the Securities Exchange Act of 1934
                 (Amendment No.   )

Filed by the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting  Material  Pursuant to  Section  240.14a-11(c) or
     Section 240.14a-12


                  CONAGRA, INC.

------------------------------------------------------------
   (Name of Registrant as Specified In Its Charter)

                    ConAgra, Inc.
                  One ConAgra Drive
                Omaha, Nebraska 68102

------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):


[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(l), or
     14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction
          computed pursuant to Exchange Act Rule 0-11:(1)

          ----------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:














                                          ConAgra, Inc.
                                          One ConAgra Drive
                                          Omaha, NE 68102-5001
                                          Phone: (402) 595-4000

                                          Philip B. Fletcher
                                          Chairman of the Board
                                          Chief Executive Officer

Corporate Headquarters

Dear Stockholder:

   It's our pleasure to invite you to ConAgra's Annual Meeting of
Stockholders in  Omaha on September 28, 1995.   In  the following
pages  you'll  find  information about the meeting plus  a  Proxy
Statement.

	This year we are streamlining our annual meeting to reduce expense and concentrate on the three business matters set forth
in this  Proxy Statement.   We will welcome Stockholder questions
following the business meeting, which should be conducted in about 15 minutes. As always, please write or call anytime you have questions or comments about our company.

     If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

                                  Sincerely,

                                  PHILIP B. FLETCHER

                                  Philip B. Fletcher


August 21, 1995














                                          ConAgra, Inc.
                                          One ConAgra Drive
                                          Omaha, NE 68102-5001
                                          Phone: (402) 595-4000

                                          L.B. Thomas
                                          Senior Vice President
                                          Risk Officer and
                                          Corporate Secretary

To ConAgra Stockholders:

     ConAgra's  annual  stockholders'  meeting will  be held on
Thursday,  September 28,  1995  at  a new time and place.   The
meeting will begin promptly at 1:30 p.m. in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska. Please note the new location and format.

     Like many companies, ConAgra is streamlining its meeting format this year, and more services are being provided that can benefit all shareholders, like the new Shareholder Service Plan, electronic dividend payment and telephonic shareholder infor-mation systems.

     This  year  there  will  be  no  pre-metting  activities or
refreshments.   The  brief  business meeting will be followed by
a question  and  answer  session  for  stockholders.   The three
matters to be votd on at this meeting are:

     Item 1.   Elect directors.

	Item 2.	Approve 1995 Stock Plan.

     Item 3.   Approve independent accountants for Fiscal 1996.

     Stockholders of record as of the close of business on 1995 are eligible to vote at the Annual Stockholders' August 4, meeting.

     It is important that your shares be represented whether or not you plan to attend. So please sign the enclosed proxy and return it promptly in the envelope provided. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

     By order of the Board of Directors.


                                   L. B. THOMAS

                                   L. B. Thomas

August 21, 1995


                       ConAgra, Inc.
                     One ConAgra Drive
                 Omaha, Nebraska  68102-5001

                      PROXY STATEMENT

Annual Meeting of Stockholders to be held September 28, 1995

         Proxy Solicitation by the Board of Directors

       This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Joslyn Art Museum,
2200 Dodge    Street,   Omaha,   Nebraska,   at  1:30  p. m.  on
September 28, 1995. Stockholders of record at the close of business on August 4, 1995 will be entitled to vote at the meeting.

                          PROXIES

     Proxies are being solicited by the Board of Directors of the Company. The Company will bear all costs of the solicitation. If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein, but the stockholder may revoke the proxy before the meeting by mailing a signed instrument revoking the proxy to: L. B. Thomas, Secretary, ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 25, 1995. A stockholder may attend the meeting in person, withdraw the proxy and vote in person. This Proxy Statement is being mailed to stockholders on or about August 21, 1995.

                       VOTING SECURITIES

     The Company at August 4, 1995 had issued and outstanding 242,486,552 voting shares of Common Stock, 26,192 voting shares of Class D Preferred Stock and 12,643,570 voting shares of $25 Class E Preferred Stock. All outstanding stock, common and preferred, votes as one class. All holders of Common and Class D Preferred Stock are entitled to one vote for each share of stock held by them, and all holders of $25 Class E Preferred Stock are entitled to .17 votes for each share of stock held by them. A maximum of 244,662,151 votes may be cast at the September 28 meeting.

    The presence of a majority of the combined outstanding shares of Common Stock and Preferred Stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

      The four nominees receiving the highest vote totals will be elected as Directors of ConAgra. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

               VOTING SECURITIES AND OWNERSHIP BY
                   CERTAIN BENEFICIAL OWNERS

    No stockholder is known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock as of August 4, 1995. As of such date, holders known to ConAgra to beneficially own more than 5% of ConAgra's outstanding Class E Preferred Stock were: Lord Abbett & Co., which reported on Schedule 13F, voting authority for 1,444,900 shares, or 10.56% as of June 30, 1995; and The Capital Group, Inc., which reported on Schedule 13G, investment discretion over various institutional accounts which held 1,510,140 shares, or 10.64% as of February 8, 1995.


         VOTING SECURITIES OWNED BY EXECUTIVE OFFICERS
             AND DIRECTORS AS OF August 4, 1995

     The following table shows certain information with respect to ConAgra's common stock and Class E Preferred Stock beneficially owned by directors and executive officers as of August 4, 1995. No director or executive officer beneficially owned 1% or more of any class of ConAgra's voting securities. The directors and executive officers as a group beneficially owned 2.4% of ConAgra's outstanding voting securities. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to out-standing stock options exercisable within sixty days of August 4, 1995.

                                                  BENEFICIAL
NAME                     TITLE OF CLASS           OWNERSHIP (1)
Philip B. Fletcher       Common Stock               671,862
C. M. Harper             Common Stock             1,412,806
Robert A. Krane          Common Stock                47,706
Gerald Rauenhorst        Common Stock               116,123
Carl E. Reichardt        Common Stock                15,800
Ronald W. Roskens        Common Stock                11,100
Marjorie Scardino        Common Stock                 5,400
Walter Scott, Jr.        Common Stock                74,250
William G. Stocks        Common Stock               304,226
Jane Thompson            Common Stock                   200
Frederick B. Wells       Common Stock               142,645
Thomas R. Williams       Common Stock                53,241
Clayton Yeutter          Common Stock                11,300
Leroy Lochmann           Common Stock               147,055
Albert Crosson           Common Stock               135,206
                         Class E Preferred Stock      2,300
Floyd McKinnerney		Common Stock			  324,321
James D. Watkins         Common Stock               995,376

Directors and Executive
Officers as a Group      Common Stock             5,939,252
(25 Persons)

(1) Shares reported include shares owned by spouses of directors; 22,500 common shares owned by a charitable foundation for which Mr. Scott is a trustee and disclaims beneficial ownership; 33,204 common shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; 120,617 common shares owned by trusts for Mr. Watkin's children for which Mr. Watkins disclaims beneficial ownership; and 916,042 common shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of August 4, 1995.


            ITEM 1:  BOARD OF DIRECTORS AND ELECTION

     The Company's Board of Directors is presently composed of thirteen members, divided into three classes. Each class serves for three years on a staggered-term basis.

     The terms of the following directors expire at the annual meeting to be held on September 28, 1995: C. M. Harper, Carl E. Reichardt, Marjorie M. Scardino and William G. Stocks. The Board of Directors' nominees to positions on the Board expiring in September 1998 are: C. M. Harper, Carl E. Reichardt, Marjorie M. Scardino and William G. Stocks.

     The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 1995 stockholders' meeting are listed first.

C. M. HARPER - Nominee - Omaha, Nebraska.
Chairman & Chief Executive Officer, RJR Nabisco, Inc. and RJR Nabisco Holdings Corporation since June 1993; Chairman of the Board of Directors of ConAgra from 1981 until May 1993; Chief Executive Officer of ConAgra from 1976 until Sept. 1992; Director of Valmont Industries, Inc., Norwest Corp., Peter Kiewit Sons', Inc. and E.I. Dupont de Nemours and Company. Mr. Harper has been a director since 8/13/75. His current term expires 9/28/95. He is 67 years of age.


CARL E. REICHARDT - Nominee - San Francisco, California.
Retired Chairman of the Board of Directors and Chief Executive Officer of Wells Fargo & Company and Wells Fargo Bank; Director of Wells Fargo & Company, Wells Fargo Bank, Columbia/HCA Health-care Corporation, Ford Motor Co., Pacific Gas and Electric Company, Newhall Management Corporation, and SunAmerica, Inc. Mr. Reichardt has been a director since 3/1/93. His current term expires 9/28/95. He is 64 years of age.

MARJORIE M. SCARDINO - Nominee - London, England.
Chief Executive of The Economist Newspaper Ltd since April 1993; President of The Economist Newspaper Group Inc. (North America Operations) from 1985 until 1993. Member of the Boards of WH Smith, plc, The Economist Newspaper, Ltd. (and subsidiaries), Public Radio International, and The Atlantic Council. Mrs. Scardino has been a director since June 1, 1994. Her current term expires 9/28/95. She is 48 years of age.

WILLIAM G. STOCKS - Nominee - Phoenix, Arizona.
Retired Chairman of the Board and Chief Executive Officer of Peavey Company (grain processing); Vice Chairman of the Board of Directors of ConAgra from July 1982 until September 1984. Mr. Stocks has been a director since 7/20/82. His current term expires 9/28/95. He is 68 years of age.


  The following directors serve for terms that expire after 1995:

PHILIP B. FLETCHER - Omaha, Nebraska.
Chairman of the Board of ConAgra since June 1993 and Chief Executive Officer of ConAgra since Sept. 1992; President & Chief Operating Officer, from July 1989 until Sept. 1992; President & Chief Operating Officer ConAgra Prepared Foods Cos. from July 1984 until July 1989. Mr. Fletcher has been a director since 7/13/89. His current terms expires 9/25/97. He is 62 years of age.

ROBERT A. KRANE - Denver, Colorado.
Consultant, KRA, Inc., successor of Knight Roth & Associates, September 1990 to present; President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until January 1990. Mr. Krane has been a director since 7/20/82. His current term expires 9/25/97. He is 61 years of age.

GERALD RAUENHORST - Minneapolis, Minnesota.
Chairman of the Board of Directors and Chief Executive Officer of Opus Corporation (real estate, construction, and development); Chairman of the Board of Directors, Federal Reserve Bank of Minneapolis; Chairman, North Star Ventures (venture capital company); Director, ARICO. Mr. Rauenhorst has been a director since 7/20/82. His current term expires 9/25/97. He is 67 years of age.

RONALD W. ROSKENS - Omaha, Nebraska.
President of Action International (support organization for Inter Action Council, which is composed of 35 former heads of State providing solutions for international economic and political problems); Head of U.S. Agency for International Development from 1990 until December 1992; President of University of Nebraska from 1977 until 1989; Director of MFS Communications Company, Inc. Mr. Roskens has been a director since 12/3/92. His current term expires 9/26/96. He is 62 years of age.

WALTER SCOTT, JR. - Omaha, Nebraska.
Chairman of the Board of Directors and President of Peter Kiewit Sons', Inc. (private construction, mining and telecommunications company); Director of Berkshire Hathaway Inc., Burlington Resources, Inc., California Energy Company, Inc., FirsTier
Financial, Inc., MFS Communications Company, Inc., Valmont Industries, Inc., and C-TEC Corporation. Mr. Scott has been a director since 12/5/86. His current term expires 9/25/97. He is 64 years of age.

JANE J. THOMPSON - Hoffman Estates, Illinois.
Executive Vice President, Credit,  Sears  Roebuck  and  Co.  since
1995;  Previous  positions  with  Sears   include  Executive  Vice
President and General Manager, Credit, Sears Merchandise Group since 1993-June 1995; Vice President Corporate Planning and Merchandise Group Planning 1990-1992; Vice President, Corporate Planning 1989 - 1990; and Vice President, Strategic Planning,
Specialty Merchandising 1988-1989.   She has been a director since
1/13/95.  Her current term expires 9/26/96. She is 44 years of age.

FREDERICK B. WELLS - Minneapolis, Minnesota.
President of Asian Fine Arts (retail art sales); Mr. Wells has been a director since 7/20/82. His current term expires 9/26/96.
He is 67 years of age.

THOMAS R. WILLIAMS - Atlanta, Georgia.
President and Director of The Wales Group, Inc. (investment, management and counseling); Director of American Software, Inc, Apple South, Inc., Bell South, Inc., Georgia Power Company, and National Life Insurance Company; Trustee of The Fidelity Group of Mutual Funds. Mr. Williams has been a director since 9/19/78. His current term expires 9/26/96. He is 66 years of age.

CLAYTON YEUTTER - McLean, Virginia.
Of counsel with the Washington, DC law firm of Hogan & Hartson since February 1993; Counsellor to the President of the United States for Domestic Policy in 1992; US Secretary of Agriculture from February 1989 until February 1991; and former US Trade Representative. Director of Oppenheimer Funds, Texas Instruments, Caterpillar, FMC, Lindsay Manufacturing Company, B. A. T. Industries, Farmers Insurance Co., and Vigoro, Inc. Mr. Yeutter has been a director since 12/3/92. His current term expires 9/26/96. He is 64 years of age.

  It is intended that proxies will be voted "FOR" the election of the above indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.


              DIRECTORS' MEETINGS AND COMPENSATION

    The Board of Directors meets on a regularly scheduled basis. During fiscal 1995, the Board met on six occasions. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

 The Board of Directors has assigned certain responsibilities to
committees.   The  Audit Committee recommends the appointment of
the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations, and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. Members of the Audit Committee, which met five times during fiscal year 1995, are Thomas R. Williams (Chairman), Robert A. Krane and Frederick B. Wells. Jane J. Thompson became a member of the Committee in May 1995.

     The Human Resources Committee reviews and approves the compensation of employees above a certain salary level, reviews management proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. During fiscal 1995, the Human Resources Committee met five times and is composed of Gerald Rauenhorst (Chairman), Carl E. Reichardt and Walter Scott, Jr.

       The International Committee was formed in December 1993 to provide counsel and review opportunities and initiatives relative to the expansion of ConAgra's global presence. During fiscal 1995, the International Committee met four times and is composed of William G. Stocks (Chairman), Ronald W. Roskens, Marjorie M. Scardino and Clayton Yeutter.

   The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee, which did not meet during fiscal 1995, is composed of Charles M. Harper (Chairman), Philip B. Fletcher, Walter Scott, Jr. and William G. Stocks.

The  Company does not have a standing Nominating Committee.

     For their services on the Board, non-employee directors were paid $40,000 per year for the past fiscal year. The chairmen of the Human Resources, Audit and International Committees each receive an additional $15,000 per year in compensation. The chairman of the Executive Committee receives an additional $25,000 per year in compensation. Each non-employee director receives $1,000 per meeting attended. Each non-employee director also receives without cost a grant of 900 shares of ConAgra common stock per year under the ConAgra 1990 Stock Plan. Non-employee directors also receive an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 4,500 shares of ConAgra common stock under the ConAgra 1990 Stock Plan.

      All directors of ConAgra are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such Director. ConAgra maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra.

         ConAgra and Mr. Harper are parties to a deferred compensation agreement dated March 15, 1976, which provided that $25,000 was accrued for each year of Mr. Harper's service and is being paid to Mr. Harper in a series of installments following his termination of employment on May 30, 1993. Pursuant to the agreement, interest is accrued on the balance due at the rate of 8% per annum.

     See  also  "Compensation  Committee  Interlocks and  Insider
Participation".

                   EXECUTIVE COMPENSATION

      The following Summary Compensation Table shows compensation paid by ConAgra for services rendered during fiscal years 1995, 1994 and 1993 for the Chief Executive Officer and the other four most highly-compensated executive officers of ConAgra.





                    SUMMARY COMPENSATION TABLE

                    ---Annual Compensation---
Name/                 Fiscal Salary    Bonus
Principal Position    Year      ($)      ($)


Philip Fletcher        1995  896,154 1,000,000
  Chairman & Chief     1994  800,000   800,000
  Executive Officer    1993  800,000   428,600

Leroy Lochmann         1995  527,167  592,000
  President & Chief    1994  425,000  300,000
  Operating Officer    1993  389,420  259,500
  Meat Products Co

Albert Crosson         1995  511,034  294,000
  President & Chief    1994  450,000  485,000
  Operating Officer    1993  420,190  488,200
  Grocery Products Co

James D. Watkins       1995  400,000  275,000
  President & Chief    1994  400,000  201,200
  Operating Officer    1993  400,000        0
  Diversified Products Co

Floyd McKinnerney      1995  343,846  200,000
  President & Chief    1994  317,308        0
  Operating Officer    1993  301,730  195,700
  Agri Products Co

                                 SUMMARY COMPENSATION TABLE

                           ---Long Term Compensation---   All Other
Name/                      Restricted   Option  LTIP     Compensation
Principal Position         Stock Awards Grants  Payouts     (2)($)
                    ($)

Philip Fletcher        1995   1,092,750  45,375  1,092,750   63,203
  Chairman & Chief     1994   1,623,750  34,877  1,245,000   48,000
  Executive Officer    1993   1,076,281  19,734  1,023,500   32,190

Leroy Lochmann         1995     718,750  15,125    364,250   50,597
  President & Chief    1994     415,000  11,623    415,000   21,750
  Operating Officer    1993   1,740,053   9,867    341,100   19,470
  Meat Products Co

Albert Crosson         1995     571,250   15,125   364,250   38,573
  President & Chief    1994     415,000   11,623   415,000   28,050
  Operating Officer    1993   1,740,053    9,867   341,100   27,250
  Grocery Products Co

James D. Watkins       1995     364,250   15,125   364,250    3,005
  President & Chief    1994     415,000   11,623   415,000   28,615
  Operating Officer    1993     358,803        0   341,100   35,707
  Diversified Products Co

Floyd McKinnerney      1995     364,250   15,125   364,250   16,315
  President & Chief    1994     415,000   11,623   415,000    9,519
  Operating Officer    1993     358,803    9,867   341,100   13,170
  Agri Products Co


(1)   Mr. Lochmann received  restricted  stock awards 	of 50,000 shares  on
February 12, 1993 and 7,916 shares on July 6, 1995; Mr. Crosson received restricted stock awards of 50,000 shares on February 12, 1993 and 5,790 shares on July 6, 1995; and Mr. Fletcher received a restricted stock award
for 15,000  shares on July 15, 1993;   all such restricted shares  vest  at
the earlier  of death, total disability,  age  65  or  later retirement, or
change of control.   In addition, Mr. Lochmann received  a restricted stock
award  of  2,000  shares  on   July  6, 1995  which  vests 20% per year and
immediately upon death, total disability  or change of control.   All other
restricted shares were awarded pursuant to ConAgra's Long Term Senior Management Incentive Plan; these shares vest 20% per year, if the executive remains in ConAgra's employ and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in a fiscal year vests all prior installments of the restricted stock award). The executive receives
dividends paid  on the restricted stock.   At the end  of fiscal 1995,  the
aggregate restricted (unvested) stock holdings (including the fiscal 1995 awards reflected above), valued at the closing price of ConAgra common stock at May 28, 1995 without giving effect to the diminution of value
attributable to  the restrictions  on   such  stock,  were:  Mr. Fletcher -
$3,960,300 (122,800 shares); Mr. Lochmann-$3,575,945 (110,882 shares);
Mr. Crosson - $3,442,881 (106,756 shares); Mr. McKinnerney - $1,806,742
(56,023 shares); and Mr. Watkins-$963,469 (29,875 shares).

(2) Amounts represent contributions by ConAgra to ConAgra's qualified and nonqualified 401(k) plans and profit-sharing plans, and also includes pay-ments for term life insurance for certain executives as follows:
Mr. Fletcher, $6,318; Mr. Lochmann, $11,107; Mr. Crosson, $2,804; and Mr. Watkins, $312.





     The following table sets forth  information on grants of stock options during the  fiscal year ended May 28, 1995  to the executive officers named
in  the Summary  Compensation Table.    No stock  appreciation rights  were
granted during fiscal 1995.


                    OPTION GRANTS FOR FISCAL YEAR 1995
                         Individual Grants
                __________________________________________

                               % of Total
                               Option Grants     Per Share
                  Options      to Employees      Exercise    Expiration
                  Granted (1)  in Fiscal 1995    Price          Date
Philip Fletcher     45,375           1.62%       $31.50       9/22/04
Albert Crosson      15,125            .54        $31.50       9/22/04
Leroy Lochmann      15,125            .54        $31.50       9/22/04
James Watkins       15,125            .54        $31.50       9/22/04
Floyd McKinnerney   15,125            .54        $31.50       9/22/04
All Stockholders(3)

                      Potential Realizable Value
                      at Assumed Annual Rates of
                       Stock Price Appreciation
                       for Full Option Term (2)
                       ________________________

                         5% ($)       10% ($)
Philip Fletcher         $896,156    $2,280,094
Albert Crosson           298,719       760,031
Leroy Lochmann           298,719       760,031
James Watkins            298,719       760,031
Floyd McKinnerney        298,719       760,031
All Stockholders(3)      4.5 billion   11.4 billion

(1) These options were granted on September 22, 1994 at the then fair market price of ConAgra's common stock. The options become exercisable in 20% annual installments commencing May 31, 1995 and become immediately exercisable on death, change in control of the company (as defined in the Stock Plan) or retirement after age 65. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. ConAgra's stock price at the end of the ten-year term based on a 5% appreciation would be $51.25 and ConAgra's stock price at the end of the ten-year term based on a 10% appreciation would be $81.75. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(3) The line for "all stockholders" represents the increase in total ConAgra stockholder value if the assumed rates used in the stock option assumptions are achieved multiplied by the 226,751,180 common shares out-standing on September 22, 1994.





The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra's common stock for the executive officers named in the Summary Compensation Table.

           AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                   AND FY-END OPTION VALUES

                  Shares Acquired       Value
                  on Exercise (#)     Realized ($)
                                         (1)
Philip Fletcher            0                  0
Albert Crosson             0                  0
Leroy Lochmann             0                  0
James Watkins              0                  0
Floyd McKinnerney      9,621           $180,795

                     Number of Unexercised       Value of Unexercised
                         Options Held            In-the-Money Options
                          at FY-End                at FY-End ($) (2)
                     ---------------------       --------------------
                   Exercisable  Unexercisable   Exercisable  Unexercisable
Philip Fletcher      125,358       92,093       $1,518,405     $228,052
Albert Crosson        13,954       33,133           48,291       80,721
Leroy Lochmann        13,954       33,133           48,291       80,721
James Watkins          7,674       19,074           34,231       57,021
Floyd McKinnerney     70,641       36,505          967,039       85,498

(1) Value realized is the difference between the closing price of ConAgra's common stock on the day of exercise and the exercise price of the options multiplied by the number of shares.

(2) Value is the difference between the closing price of ConAgra's common stock on the last trading day of fiscal 1995 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.





The  following table provides information concerning awards under ConAgra's
Long  Term Senior Management  Incentive Plan  (the "Plan")  The  Plan is an
incentive to  management to increase earnings per share after tax in excess of  5% per  year compounded  from  a five-year average earnings base lagged
five years.   The participants are eligible to share in an award pool equal to 8%  of  the excess  after-tax earnings  over  and  above  the  described compound growth rate.  Awards are made in shares of ConAgra common stock or cash,  and such  stock  awards  are restricted.  The target award reflected below  is  based  on a 14% growth in earnings per share  over a fiscal 1995 base.

        LONG-TERM INCENTIVE PLAN - AWARDS IN FISCAL YEAR 1995

                                        Performance
                       Number of        or other
                       Shares, Units    Period Until
                       or Other         Maturation of
Name                   Rights (#)       Payout (2)


Philip Fletcher     6 units             (1) (2)
Leroy Lochmann      3 units             (1) (2)
Albert Crosson      2 units             (1) (2)
James Watkins       2 units             (1) (2)
Floyd McKinnerney   2 units             (1) (2)

                             Estimated Future Payouts
                             ------------------------
                       Threshold     Target         Maximum

Name                   ($ or #)      ($ or #)       ($ or #)
Philip Fletcher            0         $1,086,000 (1)    N/A
                                     $1,086,000 (2)

Leroy Lochmann             0         $  543,000 (1)    N/A
                                     $  543,000 (2)

Albert Crosson             0         $  362,000 (1)    N/A
                                     $  362,000 (2)

Jim Watkins                0         $  362,000 (1)    N/A
                                     $  362,000 (2)

Floyd McKinnerney         0          $  362,000 (1)    N/A
                                     $  362,000 (2)


(1) Amount represents the cash award target under the Plan. See description above.

(2) Amount represents the common stock target under the Plan. See description above. Any shares of common stock issued under the Plan are restricted. Any such shares vest 20% per year, if the executive remains a ConAgra employee and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in any fiscal year vests all prior installments of the restricted stock award). The executive receives dividends paid on the restricted stock.

                       BENEFIT PLANS
                    RETIREMENT PROGRAMS

     ConAgra maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra's basic defined benefit pension plan.


     The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 1995 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.


                           Pension Plan Table

Final Average           Credited Years of Service
Remuneration     10        15        20        25        30        35        40
 $   50,000  $  6,100  $  9,100  $ 12,000  $ 15,100  $ 18,200  $ 21,200  $ 23,700
    100,000    13,300    19,100    26,500    33,100    39,800    46,400    51,400
    150,000    20,500    30,700    40,900    51,100    61,400    71,600    79,100
    200,000    27,700    41,500    55,300    69,100    83,000    96,800   106,800
    250,000    34,900    52,300    69,700    87,100   104,600   122,000   134,500
    500,000    70,900   106,300   141,700   177,100   212,600   248,000   273,000
  1,000,000   142,900   214,300   285,700   357,100   428,600   500,000   550,000
  1,500,000   214,900   322,300   429,700   537,100   644,600   752,000   827,000
  2,000,000   286,900   430,300   573,700   717,100   860,600 1,004,000 1,104,000
  2,500,000   358,900   538,300   717,700   897,100 1,076,600 1,256,000 1,381,000

     Benefits under these plans are based on credited years of service and final average remuneration (the highest five consecutive years of compensation out of the last ten years of service for ConAgra). Covered compensation includes salary and bonus. As of May 28, 1995, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Fletcher, 22 years; Mr. Crosson, 32 years; Mr. Lochmann, 42 years; and Mr. McKinnerney, 16 years.

    ConAgra has conditional employment agreements with 13 of its officers. These contracts were executed between 1976 and 1995
with  these  officers,  including   Messrs.  Fletcher,   Crosson,
Lochmann and McKinnerney.   The employment agreements require the
individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra (as defined in the agreements), through a tender offer or otherwise. In consideration of this promise, ConAgra agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra. During that three year period, the individual would receive annually an amount not less than his current annual
compensation and including  his  maximum   allowable  short  term
incentive  compensation   (as  defined  in  the  agreement)   and
including the average (or highest annual under certain contracts) of the long term compensation credited for the three fiscal years immediately preceding such acquisition of control. In addition, the individual would be entitled to those retirement benefits he would have received had he worked to normal retirement age. ConAgra must satisfy this obligation through the purchase of an annuity (or through a trust under certain contracts) payable to
the employee  beginning at retirement age.    If  the employee is
involuntarily terminated (as defined in the agreements, or constructively terminated under certain agreements) during the three year employment period, ConAgra is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through the purchase of an annuity or through a trust. In addition, the employee shall receive an amount equal to the
difference   between   the  highest tender  offer  price  by  the
acquiring entity over the closing price of ConAgra Common Stock on the date of termination, multiplied by the number of ConAgra
shares  owned   by  the  employee  on  the  date  of  termination
(including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three year
period,  ConAgra   remains   obligated  to  make  the  previously
described retirement payments and the payments described in the preceding sentence. ConAgra is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

     ConAgra adopted in 1989 the ConAgra Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra (as defined in the plan), all benefits, payments and deferred compensation under ConAgra's various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately nonforfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

     Mr. Fletcher was granted a special long-term incentive on May 6, 1993. Payouts under the special incentive occur only if ConAgra's compound annual growth in earnings per share over the five fiscal years ending May 30, 1998 exceed 10%. Mr. Fletcher will receive a one-time award in July 1998 equal to 50,000 shares of ConAgra common stock for each one percentage point of averaged earnings per share growth in excess of the 10% compound annual growth rate from a fiscal 1993 earnings per share base of $1.58 per share. In addition, Mr. Fletcher must remain Chief Executive Officer of ConAgra through May 30, 1998 in order to receive any award.

   ConAgra loaned $110,000 to Robert Womack, a former executive officer, to replace indebtedness on Mr. Womack's residence at the time he became an employee of ConAgra in 1994. The entire principal balance was repaid on September 2, 1994.


              HUMAN RESOURCES COMMITTEE REPORT
                 ON EXECUTIVE COMPENSATION

     ConAgra's executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra's executive officers.

ConAgra's Compensation Philosophy

     ConAgra's executive compensation plans are designed to provide a fully competitive total compensation package that reflects ConAgra's performance against annual and long-term publicly stated financial objectives, reward above-average corporate performance, recognize individual achievements, and assist ConAgra in attracting, motivating and retaining high quality executives. ConAgra's executive compensation programs are intended to provide risks and rewards based on the performance of ConAgra and its operating units against ConAgra's publicly stated objectives and against other major food companies.

     The Committee believes that ConAgra's executives should hold a significant ownership in ConAgra common stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra and its stockholders. The Committee has structured ConAgra's long-term incentives to be primarily stock-based.

     ConAgra's executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 1995.

     The Committee has reviewed ConAgra's compensation plans in light of recent changes to the Internal Revenue Code relating to the disallowance of deductions for remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra's executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based compensation.

Base Salary

  The Committee establishes the salary ranges for executives at the mid-point of average pay for similar positions in the food industry. The base salary for each executive officer is then established around the mid-point based on individual performance and contribution to the profitability of ConAgra. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and establish salary ranges.

     Mr. Fletcher's annual base salary rate was increased from $800,000 to $900,000 effective June 6, 1994. In making this salary increase determination, the Committee considered base salaries and short-term incentives of chief executive officers of other major
food companies.   The  Committee  also  considered ConAgra's 14.6%
growth in earnings per share and 24.2% return on beginning equity during fiscal 1994.

Short-Term Incentives

    The Committee believes that an executive's contribution toward achieving ConAgra's growth in earnings per share, annual operating profit plans, and annual return on equity performance should form
the basis for short-term incentives.   The  Committee  establishes
performance goals prior to the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold, target and maxi-mum short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competi-tive annual compensation program for ConAgra's executives when business and individual goals are met. Beginning with fiscal 1995, the short-term incentive for ConAgra's executive officers was established under the Executive Annual Incentive Plan, which stock-holders approved at the 1994 Annual Meeting.

      Mr. Fletcher's annual bonus for fiscal 1995 was based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 1995 were based on achievement of earnings per share objectives and return
on  equity   objectives  for   ConAgra.

Long-Term Incentives

     ConAgra's long-term incentives for executive officers are provided through the Long-Term Senior Management Incentive Plan approved by stockholders in 1977 and stock plans approved by stockholders in 1985 and 1990.

     The Long-Term Senior Management Incentive Plan rewards participants, including executive officers, based on ConAgra's ability to exceed a 5% per year compounded growth in earnings per share from a five-year average earnings base. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool equal to 8% of ConAgra's excess after-tax earnings over and above the described 5% compound growth rate. The cash portion of the award (50% of the total award in fiscal 1995) is intended to cover the participant's federal, state and local income tax liability; the balance of the award (50% in fiscal 1995) is issued in the form of restricted common stock. Vesting of the restricted stock occurs 20% per year over the following five-year period subject to ConAgra attaining certain cash return on equity objectives. The Chief Executive Officer participated in the Long-Term Senior Management Incentive Plan during fiscal 1995 at an award level equal to three times the award level of the other executive officers named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief
Executive Officer position and his expected contributions to the Company's profitability. The Chief Executive Officer's participation in the plan resulted in a cash payment of $1,092,750 and the issuance of 30,566 shares of restricted ConAgra common stock for fiscal 1995 results.

     The Committee also administers ConAgra's stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis representing approximately 1% of ConAgra's outstanding common stock. During fiscal 1995, options were granted to 975 ConAgra employees, including all of ConAgra's executive officers. The Committee grants stock options at the prevailing market price of ConAgra's common stock and such options therefore have value only if ConAgra's stock price increases. Option grants for executive officers generally vest in 20% annual installments beginning on May 31 following the date of grant, and the executive officer must be employed by ConAgra at the time of vesting in order to exercise the options.

     The Chief Executive Officer received 45,375 non-qualified stock options during fiscal 1995; these options were granted at the date of grant market price of $31.50 per share and become exercisable in 20% annual installments commencing May 31, 1995. The Committee established the discretionary stock option grants to Mr. Fletcher and ConAgra's other executive officers for fiscal 1995 in an amount equivalent to the value of the portion of ConAgra's Long-Term Senior Management Incentive Plan paid in cash.

                       ConAgra Human Resources Committee
                       Gerald Rauenhorst, Chairman
                       Walter Scott, Jr.
                       Carl Reichardt


              Human Resources Committee Interlocks
                 and Insider Participation

     ConAgra's Human Resources Committee is composed of Gerald Rauenhorst (Chairman), Walter Scott, Jr. and Carl Reichardt. ConAgra has entered into various lease agreements with Opus Corporation (in which Mr. Rauenhorst is controlling stockholder and a director) or with affiliates of Opus Corporation and Mr. Rauenhorst. The agreements relate to the construction, financing and leasing of land, buildings and equipment for ConAgra in Omaha, Nebraska. ConAgra occupies the buildings pursuant to 25-year leases with Opus and other investors, which leases contain various termination rights and purchase options. Leases effective in 1989 and 1990 require aggregate annual lease payments by ConAgra of $9,603,959. In addition, ConAgra entered into an agreement with Opus Corporation in July 1995 for the construction of a parking garage on ConAgra's Omaha property at a cost of approximately $2.6 million.


               COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra's common stock with certain Index values for both five and ten year periods ended May 28, 1995. Both graphs set the beginning value of ConAgra common stock and the Indexes at $100. All calculations assume reinvestment of dividends. The five year performance graph compares ConAgra with both the Standard and Poor's (S&P) 500 Stock Index and the S&P Food Group Index. The ten year performance graph compares ConAgra with the S&P 500 Stock Index and an Index comprised of companies currently included in the S&P Food Group since the S&P Food Group Index is not available for ten years. All Index values are weighted by capitalization of companies included in the group. ConAgra's common stock price was $33.38 at the end of May 1995 and $38.25 on the August 4, 1995 record date for the annual shareholders' meeting.

Performance Graphs based on following information:

Comparison of Cumulative Total Return graph information


                    STARTING
                    BASIS
FIVE-YEAR           1990      1991      1992      1993      1994      1995
ConAgra, Inc. ($)   $100.00   $149.01   $128.63   $127.55   $149.82   $178.32
S&P500 ($)          $100.00   $111.79   $122.81   $137.06   $142.90   $171.75
S&P Foods ($)       $100.00   $127.84   $133.82   $140.32   $139.39   $175.79

Comparison of Cumulative Total Return

                    STARTING
                    BASIS1996
TEN-YEAR            1985      1986      1987      1988      1989
ConAgra, Inc. ($)   $100.00   $159.04   $157.74   $175.06   $206.99
S&P500 ($)          $100.00   $135.65   $164.35   $153.68   $194.87
S&P Foods ($)       $100.00   $156.79   $191.68   $183.87   $249.41

                    1990      1991      1992      1993      1994      1995
ConAgra, Inc. ($)   $296.10   $441.22   $380.86   $377.66   $443.60   $527.97
S&P500 ($)          $227.24   $254.03   $279.05   $311.45   $324.72   $390.28
S&P Foods ($)       $296.65   $380.98   $404.30   $433.53   $425.38   $526.83
/TABLE>







           ITEM 2:  APPROVAL OF THE 1995 STOCK PLAN

General

  ConAgra's Board of Directors has adopted the ConAgra 1995 Stock
Plan (the "Plan"), subject to stockholder approval.   The Plan is
intended to increase stockholder value by motivating superior performance by means of stock incentives and enabling ConAgra to attract and retain the services of a management team responsible for the long-term financial success of ConAgra. Since only
approximately 1.4 million shares of common stock remain available for grant under ConAgra's 1985 and 1990 Stock Plans, the Board of
Directors has approved the Plan which authorizes the issuance of up to 11,000,000 shares of ConAgra common stock.

Under the Plan, the Human Resources Committee (the "Committee") of the Board may grant stock options, stock appreciation rights, restricted stock and stock bonuses to officers and other employees of ConAgra and its subsidiaries (as defined in the Plan). The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 4,500. In addition, each member of the Board of Directors who is not an employee of ConAgra will receive each year a stock award of 900 shares of common stock and a nonstatutory stock option for 4,500 shares of common stock. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

The maximum number of shares of ConAgra's common stock that may be issued under the Plan is 11,000,000. Any shares of common stock subject to an award which for any reason are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. The maximum number of shares of common stock which may be issued under the Plan to any one Participant shall not exceed 10% of the aggregate number of shares of common stock that may be issued under the Plan. The shares may be unissued shares or treasury shares. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting ConAgra's common stock, appropriate adjustments may be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

Grants Under the Plan

Stock Options for Employees. The Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal
Revenue Code, including the requirement that the aggregate fair market value of the common stock (determined at the time of the grant of the option) with respect to which such options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. To exercise an option, an employee may pay the option price in cash, or if permitted by the Committee, by delivering other shares of common stock if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become exercisable in the event of a change-in-control of ConAgra.

Stock Awards for Non-Employee Directors.  Under the Plan, each director who is not an employee of ConAgra will receive an annual grant of 900 shares of common stock and a nonstatutory stock option for 4,500 shares of common stock.  Non-employee directors are not eligible to receive any other awards under the Plan.  Director awards under the Plan will first be made following the election of directors at the 1996 annual stockholders' meeting.  Directors are entitled to receive similar awards following election at the 1995 annual stockholders' meeting pursuant to ConAgra's 1990 Stock Plan. See "Directors' Meetings and Compensation".

Stock Appreciation Rights. The Committee may grant a stock appreciation right (an "SAR") in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of an SAR granted in tandem with an option, the corresponding option will terminate. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes. If an employee exercises an SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted.
Payment may be made in cash, in shares of ConAgra common stock, or any combination of cash and shares as the Committee determines.

Restricted Stock. The Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and ConAgra financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. All restrictions lapse in the event of a change-in-control of ConAgra.

Stock Bonuses. The Committee may grant a bonus in shares of ConAgra common stock to employees under the Plan. Such stock bonuses may be in lieu of cash compensation otherwise payable to such employee, or may be in addition to such cash compensation, and includes stock issued for service awards and other employee recognition programs.

Tax Withholding. The Committee may permit an employee to satisfy applicable federal, state and local income tax withholding requirements through the delivery to ConAgra of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by ConAgra.

Other Information. Awards under the Plan are not transferable except by will or the laws of descent and distribution and may be exercised only by the grantee during his or her lifetime; provided, the Committee may grant options which are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members, with any such transferee subject to all conditions of the option. The
Board may terminate the Plan at any time but such termination shall not affect any stock options, SAR's, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until September 30, 2005, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Board may also amend the Plan as it deems advisable.
All material amendments to the Plan will be submitted to the stockholders for their approval to the extent required by Rule
16b-3 promulgated under the Securities Exchange Act of 1934 as amended.

Federal Income Tax Consequences

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, for federal income tax purposes (i) the optionee will not recognize any income at the time of the exercise of the option;(ii) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "item of adjustment" for purposes of the alternative minimum tax; and
(iii) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. ConAgra will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. ConAgra will receive an equivalent deduction at that time.

With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the ConAgra shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in
Section 83 of the Internal Revenue Code (a "Forfeiture
Restriction"). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. ConAgra is entitled to a deduction at the time and in the amount income is included in the gross income of an employee.

Vote Required

The favorable vote of the holders of a majority of the outstanding shares of ConAgra's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF
THE CONAGRA 1995 STOCK PLAN.



            ITEM 3:  INDEPENDENT PUBLIC ACCOUNTANTS

     The  Board of Directors,  acting upon recommendation  of the
Audit Committee, has  appointed the firm of Deloitte  & Touche to
examine  the  financial   statements  of  the  Company   and  its
subsidiaries for the  fiscal year ending May 26, 1996.   The same
firm conducted the  fiscal 1995 examination.  The  favorable vote of the holders of the  majority of the outstanding shares present in  person  or represented by proxy  and  entitled to vote at the meeting is required for stockholder ratification of this proposal.

     Representatives from Deloitte & Touche will be present at the Annual Stockholders' Meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                  1996 STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented in the 1996 Annual Meeting proxy statement must be received by the Company no later than May 1, 1996.

         The Company's By-laws set forth certain procedures which
stockholders  must  follow  in  order  to  nominate a director or present any other business  at  an  Annual Stockholders' Meeting.
Generally, a stockholder must give timely notice to the Secretary
of the Company.   To be timely,  such notice must be  received by
the Company at One ConAgra Drive, Omaha, NE  68102-5001, not less than  thirty  nor  more  than  sixty  days  prior  to the meeting.
However, if notice  or  public disclosure of  the meeting date is given less than  forty days prior  to  the meeting, a stockholder notice  is  timely if received by  the  Company within  ten  days following the Company's notice or public disclosure.  The By-laws specify the information which must accompany any such stockholder notice.  Details on the provisions of the By-laws may be obtained by any stockholder from the Secretary of the Company.


OTHER MATTERS

      Management does  not  know of any matter, other than those mentioned above, that may be presented for action  at  the Annual
Meeting of Stockholders.   If  any other matter  or  any proposal
should be presented  and  should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter  and upon such proposal in accordance with their best judgment.



































 (FRONT)
                    This is your ConAgra
                        PROXY CARD
            PLEASE VOTE AND SIGN ON REVERSE SIDE
   THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS FOR THE
         September 28, 1995 ANNUAL STOCKHOLDERS MEETING

     The undersigned  hereby appoints  P.B. Fletcher, C.M. Harper and T.R. Williams and each  of them, proxies, with full  power of
substitution  in  each  of  them,   for  and  on  behalf  of  the
undersigned to vote as proxies, as directed and permitted herein, at the annual meeting of  stockholders of the Company to be  held at the  Joslyn Art Museum, Omaha, Nebraska, on September 28, 1995
at  1:30  p. m. and at any  adjournment thereof, upon matters set forth in  the  Proxy Statement and, in their judgment and discre-
tion,  upon  such  other business as may properly come before the meeting.

     THIS  PROXY WILL BE  VOTED IN  ACCORDANCE WITH  THE SPECIFIC
INDICATION ON THE REVERSE SIDE OF THIS  PROXY.  IN THE ABSENCE OF
SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEMS 1,  2  AND 3.
SO, IF YOU ARE FOR ITEMS 1, 2  AND 3, YOU NEED ONLY SIGN AND DATE
THIS PROXY ON THE REVERSE SIDE  AND  RETURN  IT  IN  THE ENVELOPE
PROVIDED.
         (This proxy is continued on the reverse side)
(BACK)
      PLEASE VOTE YOUR SHARES, SIGN THIS PROXY AND RETURN IT NOW.
        Please mark your votes like this, use blue or black ink.

Common    Dividend Reinvestment    Class D Pfd.   Class E Pfd.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 and 3.
Item 1  Elect directors-Nominees:
        C. M. HARPER, CARL E. REICHARDT, MARJORIE M.
        SCARDINO AND WILLIAM G. STOCKS

  VOTE FOR ALL        WITHHOLD VOTE FOR   WITHHOLD VOTE FOR ONLY
  NOMINEES            ALL NOMINEES        THE FOLLOWING NOMINEE(S):

Item 2  Approve 1995 Stock Plan
             FOR       AGAINST        ABSTAIN

Item 3  Approve independent accountants for Fiscal 1996
             FOR       AGAINST        ABSTAIN

Please sign  (do not  print) name(s)  in full  as they appear  at
left:                      __________________________________
                           SIGNATURE
                           __________________________________
                           SIGNATURE
                           __________________________________
                           DATE
